EXHIBIT 99
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                            WIRELESS XCESSORIES GROUP

The Wireless Xcessories Group Announces Third Quarter Results

HUNTINGDON VALLEY, Pa., November 13th, 2007 (PRIMEZONE) -- The Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today third quarter results for the period ended September 30, 2007. The Company reported third quarter revenue of $5,021,000 a decrease of 11.5% compared to $ 5,670,000 for the same period in fiscal 2006. Income before taxes for the fiscal 2007 third quarter was $14,000 versus $100,000 in the same period of 2006. The Company had 2007 third quarter net income of $ 7,000 or $0.0 per share, compared to net income of $125,000 or $0.03 per share in the same period for 2006.

For the nine months ended September 30, 2007, Wireless Xcessories Group had revenue of $17,174,000, an increase of 1.0% compared to revenue of $17,012,000 for the same period in 2006. The Company had income before taxes in the 2007 period of $ 795,000, a decrease of 29.3% compared to $1,028,000 for the same period in 2006. The Company had after tax net income for the first nine months of fiscal 2007 of $ 469,000 or $0.11 per share, compared to net income of $979,000 or $0.22 per share, for fiscal 2006.

The Company ended the third quarter of 2007 with working capital of $7.0 million, and a current ratio of 9.2 to 1.00 compared to $6.2 million and a current ratio of 7.57 to 1.00 at the end of fiscal 2006. The Company has no debt, and total equity has grown to $7,548,000 as of September 30, 2007.

Steve Rade, CEO, stated "Of course, we are disappointed with our flat sales year to date, and the decline in our third quarter sales revenue. The proximate causes were: The Chapter 11 bankruptcy filing of a large online customer, the slow down in purchasing by one of our large, private label customers during the quarter, and our decision to reduce the sales of a particular low margin Bluetooth accessory. These will be explained in greater detail during our investor conference call, which will be held later today.

On November 1st, we reorganized our sales department and installed new management. This had the effect of adding 40% more sales manpower to our sales team by realigning the job duties of our customer service department. We expect these measures to return us to our prior growth targets and improve net income in future quarters.

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The Company will hold a conference call on Tuesday, November 13th, 2007 at 4:00 pm Eastern Time. Interested participants should call (866) 901-2585 when calling from the United States or (404) 835-7099 when calling internationally. This call will be available for review at Wireless Xcessories' web site at http://www.wirexgroup.com beginning November 15, 2007.

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 3,000 items that include rechargeable batteries, personal and vehicle hands free kits, portable and vehicle antennas, in-car and travel chargers, and plain and colored carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, www.GetAccessories.net, for its dealers. "Safe Harbor" Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company. Copies of these filings may be obtained by contacting the company or the SEC.

Contact:
Wireless Xcessories Group
Dan Kenderdine
800-233-0013 ext. 1404

11.12.07